This Exhibit contains information of a confidential nature that has been omitted and filed separately with the Commission. The omitted information is designated within this Exhibit by use of capital X's, such as $(XXX), X%, or XXXXX.






                                                                   EXHIBIT 10.12


Date: 18th February 1993

PARTIES:

1. THE LICENSOR: HYPOGUARD (UK) LIMITED whose registered office is at Dock Lane Melton Woodbridge Suffolk.

2. THE LICENSEE: CHRONIMED INC. whose place of business is at 13911 Ridgedale Drive, Minnetonka, Minnesota 55305, USA.

RECITALS:
(A) The Licensor has developed and is the beneficial owner of a substantial body of valuable Technical Information as defined below relating to the manufacture assembly, and commercial operation of the Supreme System and is the registered proprietor of the Patent Rights relating thereto as defined below
(B) The Licensee wishes to receive and the Licensor is willing to grant a license on the terms set out below and to work under the said Patent Rights in order to manufacture, use, sell or otherwise deal in the Products

OPERATIVE PROVISIONS:
1. DEFINITIONS
1.1 In this Agreement the following terms shall have the following meanings unless the context otherwise requires:
"Copyright": all copyright and rights in the nature of copyright to which either party may now be or may subsequently become entitled in or in respect of all drawings and other documents, recordings in any form and all other' articles bearing or embodying any part of the Technical Information;
"Effective Date": 18th February 1993;
"Improvements": all improvements, modifications or adaptations to any part of the Technical Information which might reasonably be of commercial intent to the Licensor or the Licensee in the design manufacture use or supply of the Products or in the operation of the Process and which may be made or acquire by either party during the term of this Agreement;
"the Minimum Royalty": the annual sum of XXXXXXXXX, or such greater sum as shall equal XXXXXX compounded at an annual rate so as to reflect the change in the

US Producer Price Index (excluding energy and food) between the date of this Agreement and the first day of the relevant Year of the Agreement. No Minimum Royalty will be due until the first day of the month ("Commencement Date") following the date when Licensee is producing with FDA approval at the rate of XXXX Reagent Strips per month for three consecutive months. The Minimum Royalty will be payable for five years following the COMMENCEMENT DATE. In the event the Commencement Date is other than the first day of a Year of the Agreement, the Minimum Royalty will be prorated for the first and last year of the five year period. After five years, no Mimimum Royalty will be required so long as Licensee is not manufacturing a competitive product.
"Net Sales Value": the invoiced ex-works sales value of the Reagent Strips manufactured and sold pursuant to this Agreement in an arm's length transaction exclusively for money after deduction of normal trade discounts actually granted and of any credits actually given by the Licensee (or in the case of Clause 6.3 by Licensor) for defective goods and excluding or making proper deductions for any costs of packing, insurance, carriage and freight and other sales tax and, in the case of export orders, any import duties or similar applicable governmental levies or export insurance costs subject in all cases to the same being separately charged on customer invoices. In any sale or other disposal of any Reagent Strips or part thereof otherwise than in any arm's length transaction exclusively for money, (other than samples made available for marketing purposes) the fair market price (if higher) in the relevant country of disposal shall be substituted for the Net Sales Value;
"Patent Rights":
(i) the patents and applications short particulars of which are set out in Schedule B hereto;
(ii) all patent applications that may hereafter be filed by or on behalf of the Licensor which either are based on or claim priority from any of the foregoing patents and applications or which are in respect of any Improvements to which either party is exclusively entitled; and

(iii) all patents which may be granted pursuant to any of the foregoing patent applications;
"Process": the technical process required to manufacture the Products; "Products": Supreme meter and strip system details of which are set out in Schedule A hereto;
"Technical Information": all know-how, experience, drawings, designs, circuit diagrams, computer programs and all other technical information relating to the Products or the Process and which might reasonably be of commercial interest to the Licensor or the Licensee in the design manufacture use or supply of the Products or in the operation of the Process;
"The Territory": Territory A and Territory B;
"Territory A": North America (including any US territories wherever located) and Mexico;
"Territory B" Central America, South America, Taiwan, Hong Kong, Singapore,
The Philipines, Korea;
"Year of the Agreement" the period commencing on the Effective Date and ending 31st December 1993 and each subsequent calendar year during the term of this Agreement;

2.       TECHNICAL INFORMATION
2.1 Forthwith on receipt from the Licensee of the initial sum due pursuant to clause 6.1 below the Licensor will supply the Licensee with all Technical Information in its possession that has not previously been disclosed that is reasonably necessary or desirable to enable the Licensee to operate the Process and to design, manufacture on a commercial scale and sell Products of a quality at least equivalent to those being produced by the Licensor at the Effective Date;

2.2 The Licensor shall if requested within 12 months from the Effective Date or such other period as may be mutually agreed provide technical assistance at the Licensor's premises in the United Kingdom or, if so requested by the Licensee, provide suitably trained technical assistants to attend the premises of the Licensee in United States of America for such period as may be necessary to assist in the transfer of the Technical Information to the Licensee. The Licensee shall be responsible for all travel and incidental costs associated with the provision of such services and the Licensor shall make no other charge in connection with such services, provided always that they do not exceed a maximum of 90 man days in total. For the purpose of this sub-paragraph a man day means a day of 8 working hours during which one member of the Licensor's staff is made available to the Licensee.

2.3 If the Licensee requires additional assistance to that provided under subclause 2.2 the Licensor will use his reasonable endeavours to provide it at the Licensee's cost.

2.4 The Licensor warrants that all Technical Information disclosed or to be disclosed to the Licensee hereunder is or will be accurate to the best of the Licensor's knowledge and belief; provided always that the Licensor will promptly correct any errors in the Technical Information subsequently discovered by him.

2.5 With respect to any Products manufactured pursuant to this Agreement the Licensee shall be exclusively responsible for the technical and commercial operation of the Process and for incorporating any modifications or developments thereto that might be necessary or desirable and for all Products sold or supplied by the Licensee and accordingly the Licensee shall indemnify the Licensor in respect of all costs damages and expenses incurred as a result of any claims by third parties in tort or otherwise against the Licensor arising in any way out of the use of any of the Technical Information by the Licensee save that the Licensee shall not be liable in any way in respect of claims by third parties arising as a result of the Licensor's actions, designs or Technical Information.

2.6 The Licensee undertakes that for so long as any part of the Technical Information remains subject to the obligations of confidence in clause 4 hereof it will not use the same for any purpose except as expressly licensed hereby and in accordance with the terms of this Agreement.

3. IMPROVEMENTS
3.1 Each party shall forthwith disclose to the other in confidence and in such detail as that other may reasonably require all Improvements or discoveries resulting from application of the Process or Products that it may develop or acquire during the term of this Agreement except insofar as such disclosure would disclose information derived from and subject to confidentiality obligations in favor of a third party.

3.2 Improvements that the Licensor is due to disclose to the Licensee under clause 3.1 above shall be deemed to be part of the Technical Information for the purposes of the rights granted to the Licensee under clause 5 hereof.

3.3 Subject to Licensee's exclusive rights hereunder the Licensor shall have a non-exclusive irrevocable world-wide royalty-free license without limit of time with the right to grant sub-licenses thereunder to use all Improvements the Licensee is due to disclose to the Licensor under clause 3.1 hereof and to work under all intellectual property rights in respect thereof owned by the Licensee or any successors in title of the Licensee.

3.4 Save as otherwise provided therein, Improvements arising from work carried out by the Licensor alone shall remain the exclusive property of the Licensor and Improvements arising from work carried out by the Licensee alone shall remain the exclusive property of the Licensee.

3.5 Improvements arising from work carried out jointly shall belong to the parties equally unless they shall otherwise agree. Each party shall have the irrevocable right to use such joint Improvements independently of the other and to the extent necessary for such use a license under all jointly held intellectual property rights relating thereto including the right to grant sub-licenses thereunder. Each party hereby undertakes that on request it will confirm to any prospective licensee of the other the right of that other pursuant to this paragraph to grant such a license.

4.       CONFIDENTIALITY
4.1 Each party agrees to maintain secret and confidential all Technical Information obtained from the other both pursuant to this Agreement and prior to and in contemplation of it and all other information that it may acquire from the other in the course of this Agreement, to respect the other's proprietary rights therein, to use the same exclusively for the purposes of this Agreement and to disclose the same only to those of its employees and sub-licensees pursuant to this Agreement (if any) to whom and to the extent that such disclosure is necessary for the purpose of this Agreement.

4.2 The foregoing obligations of clause
4.1 above shall not apply to Technical Information or other information which:
4.2.1 prior to receipt thereof from one party was in the possession of the other and at its free disposal;
4.2.2 is subsequently disclosed to the recipient party without any obligations of confidence by a third party who has not derived it directly or indirectly from the other,
4.2.3 is or becomes generally available to the public through no act or default of the recipient party or its agents or employees.

4.3 Notwithstanding the foregoing provisions the parties and any sub-licensees pursuant to this Agreement shall be entitled to disclose Technical Information of the other to actual or potential customers for Products insofar as such disclosure is reasonably necessary to promote the sale or use of Products.

4.4 Each party shall procure that all its employees and sub-licensees pursuant to this Agreement (if any) who have access to any information of the other to which the obligations of clause 4.1 apply shall be made aware of and subject to these obligations and shall further procure that so far as is reasonably practicable all of such employees and sub-licensees shall enter into written undertakings in favor of the other party to this end in a form previously approved by the Licensor.

5.       Grant of rights
5.1      The Licensor hereby grants to the Licensee:

5.1.1 an exclusive license to use the Technical Information and under the Licensor's copyright to use the Process in Territory A to manufacture Products;
5.1.2 an exclusive license to use sell or otherwise deal in Products manufactured under the license of clause 5.1.1. in Territory A; and
5.1.3 subject always to the provisions of clause 5.3, an exclusive license to use sell or otherwise deal in Products manufactured under the license of clause 5.1.1 in Territory B.

5.2      The Licensor hereby agrees to grant to the Licensee:
5.2.1 an exclusive license under the Patent Rights to use the Process in Territory A to manufacture Products; and
5.2.2.1 an exclusive license to use sell or otherwise deal in Products manufactured under the license of clause 5.2.1 in Territory A;
5.2.22 subject always to the provisions of clause 5.3, an exclusive license to use sell or otherwise deal in Products manufactured under the license of clause 52.1 in Territory B.

5.3 During the period of 12 months following the Effective Date the Licensor and the Licensee will use all reasonable endeavors to establish reasonable objective performance standards for Territory B and if, after a period of 18 months from the Effective Date, such standards have not been established or the Licensor is of the opinion that the Licensee has failed to attain the said standards then the exclusive rights granted to the Licensee under clauses 5.12 and 522 shall cease and thereafter the Licensee shall have only non-exclusive rights to use sell or otherwise deal in the Products manufactured under the licenses of clauses 5.1.1 and 5.2.1 in Territory B. In the event of the exclusive right ceasing in respect of Territory B, the Licensor shall provide the Licensee with notice in writing thereof within 6 months of the expiry of the said 18 month period and the Licensor shall not use the Licensee's distributors thereafter. In the absence of any such notice the exclusive rights shall continue until terminated in accordance with clause 10.1.

5.4 The parties hereto agree to execute a formal license agreement substantially as set out in Schedule C hereto for the purposes of registering any patent license (in the relevant territories) granted pursuant to clause 3.3 and 5.1 above. The parties agree to co-operate in the preparation of any additional documentation necessary for the registration.

5.5      The Licensee shall be entitled to sub-license:-
5.5.1 any subsidiary of the Licensee (this being a company in which Licensee controls a majority of the voting power of the issued shares) for so long as it is such a subsidiary; and
5.5.2 any third party whom the Licensor has accepted by prior notice in writing, such acceptance not be unreasonably withheld, provided always that the said third party has entered into a confidentiality agreement in a form acceptable to the Licensor, under the rights granted or to be granted under clauses 5.1 and
5.2 hereof provided that the Licensee shall remain responsible for all acts and omissions of such sublicenses as though they were by the Licensee. The Licensee shall forthwith notify the Licensor of any sub-license granted pursuant to this clause.

5.6 If the Licensor develops new products connected with the treatment of diabetes which are based upon the Technical Information, the Licensor shall offer the Licensee an exclusive license to manufacture, sell and deal in the said products on terms no less favorable than those offered to other third parties.

6.       PAYMENT
6.1 Forthwith after the execution of this Agreement the Licensee shall pay to the Licensor an initial sum of one pound.

6.2 The Licensee shall during the continuance of this Agreement pay to the Licensor the following royalties on the Net Sales Value of the Reagent Strips sold or otherwise disposed of for money or money's worth by the Licensee or any sublicensee it may appoint hereunder, save that where the total sums payable by way of royalty in any Year of this Agreement are less than the Minimum Royalty applicable to such Year the Licensee shall pay to the Licensor, in addition to such royalties, a sum equal to the difference between the Minimum Royalty and the actual royalty payments made during the relevant Year of the Agreement or part thereof:
XXX% until such time as the total number of Reagent Strips sold in any Year of the Agreement have an aggregate Net Sales Value in excess of XXXXX;
XXX%on all Reagent Strips sold after the aggregate Net Sales Value of the Reagent Strips sold in any Year of the Agreement has exceeded XXXXX but is less than XXXXX;
XXX%on all Reagent Strips sold after the aggregate Net Sales Value of the Reagent Strips sold in any Year of the Agreement is XXXXX or greater.

Notwithstanding the foregoing, if as of 31st December 1995 at least two of the three United States Patent applications have not been approved or if before such date two of such applications have been denied or withdrawn, Minimum Royalty Payments due hereunder after December 31st 1995 (or if earlier, the date the second application is denied or withdrawn) will be XXXXX and the maximum percentage royalty will be XXX%.

6.3 When calculating the total sums payable by way of royalty in any Year of the Agreement for the purposes of determining whether the Minimum Royalty has been exceeded there shall be deemed to be included in the total of the royalties so payable the sum of ___ for every 50 Reagent Strips sold to the Licensee by the Licensor during such Year of Agreement (or part thereof if the Minimum Royalty commencement date is other than January lst Product will be supplied by Licensor to Licensee in accordance with the pricing schedule attached.

6.4 Payments due under clause 6.2 shall be made within thirty days of the end of each calendar quarter in respect of royalties accruing on Products invoiced in that calendar quarter and within 30 days of the end of the relevant Year of the Agreement in respect of any sum payable due to royalty payments being less than the Minimum Royalty and the Licensor reserves the right (without prejudice to any other rights it may have) to charge interest at the rate of 12% per amum on any sums more than 30 days past overdue.

6.5      All sums due under this Agreement:
6.5.1 shall be made in sterling to the credit of a bank account to be designated in writing by the Licensor.
6.5.2 shall be paid in full save for any deduction of taxes charges end other duties payable by the Licensor that the Licensee is required to withhold under applicable law. The parties agree to co-operate in all respects necessary to take advantage of such double taxation agreements as may be available.

7.       RECORDS AND REPORTS
7.1 The Licensee agrees to keep true and accurate records end books of account containing all data necessary for the determination of royalties payable under clause 6.2 which records and books of account shall upon reasonable notice of the Licensor be open at all reasonable times during business hours for inspection by the Licensor or a certified public accountant retained by Licensor for the purpose of verifying the accuracy of the Licensee's reports hereunder.

7.2 The Licensee shall submit to the Licensor within thirty days of the end of each calendar quarter a statement setting forth with respect to the operations of the Licensee hereunder during that period the quantity of Products made used or sold and the Net Sales Value of Products.

7.3 The Licensor agrees to maintain confidential all financial information received with respect to the Licensee's operations pursuant to the foregoing clauses 7.1 and 7.2 and to make no use of such information other than for purposes of verifying the accuracy of royalty payments.

8.       PERFORMANCE

8.1      During the continuance of this Agreement the Licensee shall:
8.1.1 use all reasonable endeavors to promote the distribution and sale of Products throughout the Territory as widely as its resources reasonably permit and will make available all necessary selling and manufacturing facilities to meet all reasonable demands for Products throughout the

Territory. The Licensee shall seek to maximize such demand, consistent only with the Licensee obtaining a reasonable rate of return on its assets employed in making and selling Products;
8.1.2 ensure that all Products manufactured pursuant to this Agreement meet all such reasonable specifications as the Licensor may from time to time apply thereto and satisfy in performance quality construction and use the reasonable requirements of the Licensor end shall upon reasonable notice from the Licensor give the Licensor or its authorized representative free access at any reasonable time to the premises of the Licensee for the purpose of ensuring that the Licensee is observing these obligations;
8.1.3 sell Products to any suitable buyer independently of any other product of the Licensee if so required;
8.1.4 ensure that all literature prepared by the Licensee and relating to Products bears an acknowledgement to the effect that they are subject to a license from the Licensor, and attach to all products a label quoting relevant patent numbers and stating that such Products are made under license from the Licensor,
8.1.5 include in the terms and conditions of sale or other supply of the Products manufactured pursuant to this Agreement (exclusive of Reagent Strips) a guarantee to the effect that the Licensee will during at least the period of twelve months from the date of such sale or supply replace at its own expense and free of charge any Products supplied by it that are defective by reason of faulty manufacture or through inadequate workmanship or materials;
8.1.6 provide adequate servicing facilities for any Products manufactured and/or supplied by the Licensee;
8.1.7 not act as agent of the Licensor and specifically not give any indication that it is acting otherwise than as principal and in advertising or selling Products not make any representation or give any warranty on behalf of the Licensor,
8.1.8 have a non-exclusive license to use the name Supreme in the Territory or in relation to the Products;

8.1.9 hold in trust for the Licensor any governmental approvals for the Products obtained by the Licensee.

8.2 The Licensee shall forthwith inform the Licensor if for any reason it is unable to meet any reasonable market demand giving sufficient information to enable the Licensor to supply the customers itself if appropriate or to pass the requirements to another licensee.

8.3 The Licensee shall at its own expense register or procure the registration of any license agreement executed under clause 5.5 hereof.

9.       PATENTS
9.1 The Licensor shall at the Licensee's cost make such other applications in respect of the Products as the Licensee shall reasonably require and do all things ancillary thereto.

9.2 The Licensor undertakes to take all steps (including any proceedings) as may be necessary to halt any infringement by a third party of any of the Patent Rights in the Territory on such a scale as to affect prejudicially the Licensee's business in the Products to a substantial extent wherever there is a reasonable chance of such steps being successful. The Licensee shall give the Licensor all such assistance as the Licensor may reasonably request, and the Licensor will bear the cost of any such proceedings reasonably incurred by the Licensee by reason of such infringement and account to the Licensee for any damages awarded, after the deduction of the Licensor's costs of the proceedings. If the Licensor fails to halt any infringement by a third party and such failure results in the Licensee's business being adversely effected to a material extent then there will be a corresponding reduction in the royalty payments due with respect to Products sold in the country where the said infringement occurs.

9.3 To the best of the Licensor's knowledge and belief the exercise of the rights granted or to be granted to the Licensee hereunder will not result in the infringement of valid patents of third parties. If any claim, demand, suit, action or proceeding is brought against Licensor and/or Licensee, by any person, firm or corporation, alleging or claiming that the Products or Technical Information

Infringes on any patent or other proprietary right of such claimant, the Licensor will at its own expense, settle or defend, on behalf of itself and the Licensee, its agents, employees and authorized assigns such suit or action, and in the event any judgement is rendered against the Licensor and/or the Licensee, its agents, employees and authorized assigns for damages in any such suit, action or proceeding in which final judgement has been rendered from which no appeal is or can be taken, the Licensor shall indemnify and hold harmless the Licensee, its agents, employees and authorized assigns from all such costs and damages.

9.4 If at any time during this Agreement the Licensee directly or indirectly opposes or assists any third party to oppose the grant of letters patent on any patent application with the Patent Rights or disputes or directly or indirectly assists any third party to dispute the validity of any patent within the Patent Rights or any of the claims thereof the Licensor shall be entitled at any time thereafter to terminate all or any of the licenses granted hereunder forthwith by notice thereof to the Licensee.

9.5 Where one party hereto has developed or acquired an Improvement to which clause 3.1 above applies it shall not publish the same or do anything that might prejudice the validity of any patent that might subsequently be granted on it until the other party has had at least thirty working days from disclosure in writing of all information relating to it to consider whether patent or other protection should be applied for. The first party will on request notify the other whether it intends to seek any relevant protection. If it does not wish to do so and if the other party within the thirty working day period notifies the first party that it would like to seek patent or other protection, and if it is agreed between the parties that the other party may do so, then this obligation shall continue for such time as may be reasonably required to prepare and file an application for patent or other protection.

9.6 The Licensor shall at the Licensee's request pursue further an application for patent protection in respect of an Improvement and maintain any such patent protection

9.7 Subject to the foregoing EACH party shall BE free to apply for patent protection for any invention not made in whole or in part by an employee of the other provided however that the specification in support thereof does not disclose any confidential information of the other.

9.8 The Licensor and the Licensee shall share equally the costs of filing and prosecuting any future joint patent applications to grant and of maintaining such granted patents in all countries.

10. WARRANTIES
10.1 The Licensor warrants that:
10.1.1 it owns all Technical Information used by it in the manufacture and sale of the Products. The use by the Licensor of any such Technical ; Information, and the manufacture by the Licensor of the Products, does not to the best of its knowledge and belief, infringe the rights of any third party, and no claim has been asserted to such effect or otherwise affecting any Technical Information of the Licensor. The Technical Information and the Patent Rights to be licensed to the Licensee hereunder constitutes all the intellectual property used by the Licensor in the manufacture and sale of the Products;
10.1.2 it is the owner of the Patent Rights in the Products end that to the best of its knowledge and belief the manufacture and sale of the Products will not infringe the right of any third party;
10.13 the granting of all or any of the licenses hereunder will not result in a breach of any of the terms and conditions of, or constitute a default under any charge, license, or other agreement to which the Licensor is a party or infringes the terms of any order of any Court, administrative agency or governmental body;
10.1.4 the Licensor is not engaged in any litigation or arbitration proceedings relating to the Products and to the best of its knowledge no litigation or arbitration proceedings are pending or threatened against the Licensor in respect thereof.

10.1.5 All Products sold to Licensee by Licensor will conform to Licensor's specifications and standard warranty.

10.2 In the event of the Licensee having a valid claim against the Licensor arising from a breach of this Agreement, including a breach of the warranties set out in this Agreement, the Licensee shall be entitled in addition to any other remedies to off-set the amount of such valid claim against amounts owed by the Licensee to the Licensor under separate agreements between them.

11. TERM AND TERMINATION
11.1 Subject as provided herein, this Agreement shall continue in force in each country in the Territory until expiry of the last to expire of the Patent Rights in such country unless earlier terminated in accordance with the following provisions of this clause.

11.2 If either party is in breach of any obligation on it hereunder and, in the case of a breach capable of remedy, it shall not have been remedied by the defaulting party within fourteen days of written notice specifying the breach and requiring its remedy, or if the Licensee becomes insolvent, has an administrative receiver appointed over the whole or any part of its assets, enters into any compound with creditors, or has an order made or resolution passed for it to be wound up (otherwise than in furtherance of a scheme for amalgamation or reconstruction) or if any similar occurrence takes place under some foreign jurisdiction, then the Licensor or in the case of breach the party not in breach of the obligation or condition may forthwith terminate this Agreement by notice without prejudice to any other rights of either party arising from the breach.

11.3 The Licensee may terminate this Agreement by serving not less than six months nonce m writing on the Licensor which notice shall expire at the end of a Year of the Agreement.

11.4 Termination of this Agreement for any reason shall not bring to an end:
11.4.1   the secrecy obligations on the parties hereto;

11.4.2 the Licensee's obligations to pay royalties or other sums which have accrued due or which will become due in respect of sales under clause 11.5:
11.43 the obligations (if any) on the Licensee under clause 11.5;
11.4.4 the licenses (if any) under clauses 3.3, 3.5 and 9.6.

11.5 On termination of this Agreement for any reason the Licensee shall continue to have the right for a period of twenty four months from the date of termination to complete deliveries on contracts in force at that date and to dispose of Products already manufactured subject to payment to the Licensor of royalties thereon in accordance with clause 6 above.

12.      FORCE MAJEURE
12.1 If either party to this Agreement is prevented or delayed in the performance of any of its obligations under this Agreement by force majeure, and if such party gives written notice thereof to the other party specifying the matters constituting force majeure, together with such evidence as it reasonably can give and specifying the period for which it is estimated that such prevention or delay will continue then the party in question shall be excused the performance or the punctual performance as the case may be as from the date of such notice for so long as such cause of prevention or delay shall continue.

12.2 For the purpose of this Agreement "force majeure" shall be deemed to be any cause affecting the performance of this Agreement arising from or attributable to acts, events, omissions or accidents beyond the reasonable control of the party to perform and without limiting the generality thereof shall include the following:
12.2.1   strikes, lock-outs or other industrial action;
12.2.2 civil commotion, riot, invasion, war threat or preparation for war,
12.2.3 fire, explosion, storm, flood, earthquake, subsidence, epidemic or other natural physical disaster,
12.2.4 political interference with the normal operations of any party.

13.      GENERAL
13.1 This Agreement shall be binding upon and enure to the benefit of the parties hereto and their respective legal successors but shall not otherwise be assignable by the Licensee without the written consent of the Licensor which consent shall not be unreasonably withheld.

13.2 This Agreement shall be made in duplicate with both copies being executed by both parties.

13.3 No variation or amendment of this Agreement shall bind either party unless made in writing and agreed to in writing by duly authorized officers of both parties.

13.4 If any provision of this Agreement is agreed by the parties to be illegal void or unenforceable under any law that is applicable hereto or if any court of competent jurisdiction in a final decision so determines this Agreement shall continue in force save that such provision shall be deemed to be exercised herefrom with effect from the date of such agreement or decision or such earlier date as the parties may agree.

13.5 The headings in this Agreement are for convenience only and are not intended to have any legal effect.

13.6 A failure by either party hereto to exercise or enforce any rights conferred upon it by this Agreement shall not be deemed to be a waiver of any such rights or operate so as to bar the exercise or enforcement thereof at any subsequent time or times.

14. Notices
14.1 Any notice required to be given hereunder by either party to the other shall be in writing and shall be served by sending the same by registered or recorded delivery post to the address of the other party as given herein or to such other address as that party may have previously notified to the party giving notice as its address for such service.

14.2 All notices documents communications and any other data to be provided under this Agreement shall be in the English language unless otherwise agreed.

15.      GOVERNING LAW AND DISPUTES
15.1 The construction validity and performance of this Agreement shall be governed in all respects by English Law and the parties hereto submit to the non exclusive jurisdiction of the English Courts.


IN WITNESS WHEREOF the duly authorized representatives of the parties have executed this Agreement the day and year first before written.


HYPOGUARD (UK) LIMITED
By:  /s/
     ---------------------------
Its:  Managing Director

CHRONIMED, INC.
By:  /s/
     ---------------------------
Its:  President